EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sonus Pharmaceuticals, Inc. for the registration of 1,745,000 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 2001, with respect to the financial statements of Sonus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
July 12, 2001